                      LEASING CONTRACT OF FACTORY PREMISES


Party A:          Yile Village, Gudang Township (hereinafter referred to as
                  Party A)

Party B: UTStarcom (Hangzhou) Telecom Co., Ltd. (hereinafter referred to as Party B)

         Party A and Party B reach the following agreement with regard to the leasing of factory premises on the basis of equality and mutual benefit and through friendly consultation:

         1. Party B will lease from Party A the first, third and fourth floors with an area of 2,282 M TO THE POWER OF 2, 2,757.8 M TO THE POWER OF 2 and 2,757.8 M TO THE POWER OF 2, respectively at No. 3 Building, Yile Industrial Park inside the Yile Village having a total area of 7,797.6 M TO THE POWER OF 2 at a monthly price of RMB14 YUAN per M TO THE POWER OF 2 with an aggregated monthly rent of 109,166.40 YUAN and a aggregated yearly rent of 1,309,996.80 YUAN. The lease is set for five (5) years from September 6, 1997 to March 1, 2002. The rent shall remain unchanged for the first three years, and, thereafter, it will increase according to the price increase index. An adjustment will be made every three (3) years.

         2. Method of Payment: Party B shall pay Party A half a year's rent within fifteen (15) days upon execution of this Contract. After that, Party B shall make monthly payment for the rent of a given month. It shall take the initiative to make onetime payment at Party A's financial department on or prior to the fifteenth day of every month. In case the rent is not paid on time and the due date is over a month, the overdue fine shall be 2% of the monthly rent per day. If it is overdue for more than two (2) months, Party A has the right to take necessary measures or unilaterally terminate this Contract and be compensated by the breaching party for the liabilities.

         3. Party A shall provide water for normal daily consumption, 450 kilowatts of electricity for industrial use and six telephones. The cost for the water, electricity and telephones shall be covered by Party B itself.

         4. Under the premises of not adversely affecting the infrastructure of the premises, Party A shall allow Party B to make internal decoration and adjustments towards the leased property, but Party B is required to submit a proposal for such decoration and obtain Party's prior approval. If Party B needs to renew the lease upon expiration of this Contract, Party A shall give the priority to Party B.

         5. During the leasing period, Party B shall bear the cost by ratio of maintenance for public utilities and general management of Building No. 3.

         6. During the leasing period, Party B shall engage in lawful operations, rigorously observe various regulations and policies formulated by the central and local governments and the various authorities concerned. In the meantime, it shall pay taxes and management fees related to the enterprise pursuant to the relevant provisions.

         7. During the term of the Contract, the parties shall stand by their rights and obligations set forth in the Contract. If any party fails to implement its obligations and causes damages toward the other party, it shall compensate for all of the other party's claims.

         8. If, due to some special circumstances, any party desires to terminate the Contract prior to its expiration, it shall notify the other party of such decision six (6) months ahead of time. In case of amendment or termination of the Contract due to force majeure, the parties shall hold discussion to solve the problem.

         9. Upon expiration of the leasing period, Party B shall have the priority to renew the lease. The rent for the renewed lease shall be decided by the parties through consultation based on the price increase index.

         10. This Contract shall become effective immediately upon execution with legal interests. In case any dispute occurs upon its validity, the parties shall take positive approach trying to solve such dispute. If the parties fail to solve such dispute by means of consultation, they may submit it to the local economic arbitration organization or judicial organ for arbitration.

         11. Matters that are not dealt with in this Contract shall be discussed and solved through friendly consultation, and supplementary agreements shall be signed.

         12. This Contract has four (4) original copies with each party in possession of two having equal legal power, which will supervise the other party to carry out the Contract and protect its own rights.


       Party A:                                 Party B:

       Economic Cooperative of Yile Village,    UTStarcom Hangzhou)Telecom Co.,
       Gudang Township                          Ltd.
       (Official Seal)                          (Official Seal)
       Date:  December 15, 1996



                                     -2-